AMERICAN WELL CORPORATION

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”), effective as of December 17, 2024 (the “Effective Date”), is made to that certain Employment Agreement (“Agreement”), dated October 14, 2024, by and between American Well Corporation, a Delaware corporation (the “Company”), and Mark Hirschhorn, an individual (the “Executive”) (hereinafter collectively referred to as “the parties”), as amended. Where the context requires, references to the Company shall include the Company’s subsidiaries and affiliates.

RECITALS

WHEREAS, Company and Executive desire to revise the commercial terms of the Agreement.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1.
Section 2(a) of the Agreement is hereby deleted in its entirety and replace with the following:

“(a) Executive shall be employed as Executive Vice President, Chief Financial Officer and Chief Operating Officer of the Company, reporting to the CEO. Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in similar executive capacities.”

2.
Sections 3(a) and (b) of the Agreement are hereby deleted in their entirety and replaced with the following:

“(a) Base Salary. Beginning effective as of December 17, 2024, during the Employment Term, Executive shall be paid an annual base salary of US $575,000 (as in effect from time to time, “Base Salary”). The Base Salary shall be payable in accordance with the Company’s regular payroll practices as then in effect.

(a)
Annual Bonus. Subject to the terms of the Company’s annual cash bonus program as in effect from time to time and the provisions hereof, for each fiscal year of the Company ending during the Employment Term (commencing with the 2025 fiscal year), Executive shall be eligible to receive a target annual cash bonus of 125% of Base Salary (such target bonus, as may hereafter be increased, the “Target Bonus”). For the 2024 fiscal year, Executive shall receive an annual bonus equal to $500,000. Annual bonuses, if any, will be payable after the close of the applicable fiscal year, but in any event prior to March 15 of the following calendar year. The criteria for, and attainment of, Executive’s annual bonus will be at the sole discretion of the compensation committee (the “Committee”) of the Board of Directors of the Company (the “Board”) and may be based on the achievement of both corporate and personal performance objectives.”
3.
No Other Modification. Except as modified and amended herein, all other terms and provisions of the Agreement will remain in full force and effect.

4.
Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Signatures transmitted via facsimile or PDF will be deemed the equivalent of originals.

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written, to be effective as of the Effective Date.

AMERICAN WELL CORPORATION

By: /s/ Brad Gay

Name: Brad Gay

Title: General Counsel

EXECUTIVE

By: /s/ Mark Hirschhorn

Name: Mark Hirschhorn